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                                                                    EXHIBIT 99.3

                                   GeoCities
                              4499 Glencoe Avenue
                           Marina Del Rey, CA  90292


                               December ___, 1998


__________________
c/o Starseed, Inc.
645 "A" Street
Ashland, OR  97520


Dear ____________:

          You currently hold the following stock option(s) (collectively the "Options") to acquire shares of the common stock of Starseed, Inc. (the "Company") under the Company's 1998 Stock Option/Stock Issuance Plan (the "Plan"):

                                                            Number of
                                                           Unexercised
               Grant Date           Exercise Price            Shares
               ----------           --------------            ------
               __________           ______________         ___________

          Pursuant to the terms and conditions in effect for your Options (Section 6(a) of the stock option agreement and Section II.2(a) of the Plan), those Options will terminate in the event the Company is acquired pursuant to a corporate transaction such as the merger which will occur when the Company is acquired by GeoCities pursuant to the Agreement and Plan of Merger signed by the Company and GeoCities on November 10, 1998 (the "Merger"). The effective date for the Merger is expected to occur on or about December __, 1998.

          GeoCities is, however, willing to assume your outstanding Options and convert them into options to purchase shares of GeoCities common stock, as set forth in the Assumption section below, PROVIDED YOU EXECUTE THE WAIVER SET FORTH IN THIS LETTER AGREEMENT.

                               OPTION ASSUMPTION
                               -----------------

          If you execute the Waiver, then at the time the Merger takes place, each of your outstanding Options will be assumed by GeoCities, whether vested or unvested, and converted into the right to purchase shares of GeoCities common stock at an adjusted exercise price per share. The number of shares of GeoCities common stock purchasable under each of your assumed Options will be equal to the number of shares of Starseed common stock subject to that Option immediately prior to the Merger multiplied by the ratio at which shares of Starseed
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common stock are to be exchanged for shares of GeoCities common stock in the
Merger, with any resulting fractional share to be eliminated.

          The per share exercise price of the GeoCities common stock subject to each of your assumed Options will be equal to the dollar amount determined by dividing the exercise price per share of Starseed common stock in effect under that Option immediately prior to the Merger by the merger exchange ratio and rounded up to the nearest whole cent.

          Each Option assumed by GeoCities under this Agreement will continue to remain exercisable upon the same terms and conditions set forth in the agreement evidencing that Option immediately prior to the Merger, except (i) for the adjustments specified above and (ii) the modification made pursuant to your Waiver below. None of your Options will accelerate in connection with the Merger, and your Options will continue to vest and become exercisable in accordance with the vesting schedule currently for those Options. By reason of your Waiver, you will have no right to receive any cash payments or other cash consideration from GeoCities, Starseed or any other entity upon the exercise of your assumed Options.

          Should you terminate your employment while holding any unvested shares of GeoCities Common Stock purchased under your assumed Options, then GeoCities as the successor to Starseed will have to repurchase those shares at the purchase price you paid for the shares.

          If you fail to return your signed Waiver to Ed Pierce, General Counsel at the GeoCities headquarters at 4499 Glencoe Avenue, Marina Del Rey, CA 90292 by December 4, 1998 then none of your Options will be assumed by GeoCities, and those Options will terminate at the time of the Merger. Accordingly, you will cease to have any rights to purchase either Starseed common stock or GeoCities common stock under your terminated Options.

                                        Very truly yours


                                        William E. Losch
                                        Vice President, Finance
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                                    WAIVER
                                    ------

          As consideration for the assumption by GeoCities of my outstanding options to purchase shares of Starseed common stock, as those options are more particularly identified above (the "Options"), I hereby waive any and all rights I may have under the Starseed 1998 Stock Option/Stock Issuance Plan or the agreements evidencing my Options or otherwise, to receive any cash payment upon the subsequent exercise of the assumed Options which would serve to compensate me for, or otherwise provide the economic equivalent of, the cash consideration to be paid per share of Starseed common stock to the actual holders of Starseed common stock in connection with the conversion of their shares of such common
stock in the Merger.    Accordingly, upon the exercise of each of my Options
assumed by GeoCities in the Merger, I shall only be entitled to receive shares of GeoCities Common Stock, and no other payment, whether in cash or other form, shall be due me from GeoCities, Starseed or any other entity in connection with such exercise.


                                   Signature:  ______________________________

                                   Dated:   _________________________________